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                                                                    EXHIBIT 12.1

                              PHASE METRICS, INC.

                   STATEMENT REGARDING COMPUTATION OF RATIOS
                         (IN THOUSANDS, EXCEPT RATIOS)

                  RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                         AND PREFERRED STOCK DIVIDENDS

                                                          YEAR ENDED DECEMBER 31,
                                              ------------------------------------------------
                                              1993     1994      1995        1996       1997
                                              ----    ------    -------    --------    -------
Earnings:
  Income (loss) before income taxes and
     extraordinary items..................    $361    $  943    $ 6,193    $(19,842)   $(9,812)
  Fixed charges:
     Interest expense.....................      --       651      5,625       8,448     11,573
     Rental expense interest factor(1)....      35        60        178       1,133      1,700
                                              ----    ------    -------    --------    -------
          Total fixed charges.............      35       711      5,803       9,581     13,273
                                              ----    ------    -------    --------    -------
Earnings (loss) available to cover fixed
  charges.................................    $396    $1,654    $11,996    $(10,261)   $ 3,461
                                              ====    ======    =======    ========    =======
Combined fixed charges and preferred stock
  dividend requirements...................    $ 35    $1,023    $ 8,803    $ 12,581    $16,196
                                              ====    ======    =======    ========    =======
Ratio of earnings (loss) to fixed
  charges(2)..............................    11.3x      1.6x       1.4x         --        0.2x
                                              ====    ======    =======    ========    =======

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(1) The portion of operating lease rental expense that is representative of the interest factor is deemed to be one-third of total operating lease rental expense.

(2) For the year ended December 31, 1996, earnings were inadequate to cover Fixed Charges by $22.8 million.